UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2024

ASSET ENTITIES INC.
(Exact name of registrant as specified in its charter)

Nevada	001-41612	88-1293236
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Crescent Ct, 7th Floor, Dallas, TX	75201
(Address of principal executive offices)	(Zip Code)

(214) 459-3117
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, $0.0001 par value per share	ASST	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 23, 2024, Asset Entities Inc., a Nevada corporation (the “Company”), received a written notification (the “Notice”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) informing the Company that it no longer complies with the requirement under Nasdaq Listing Rule 5550(b) to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing on The Nasdaq Capital Market (the “Stockholders’ Equity Rule”) because the Company reported stockholders’ equity of $1,862,255 in its Quarterly Report on Form 10-Q for the period ended March 31, 2024, and, as of the date of the Notice, the Company did not meet the alternatives of market value of listed securities or net income from continuing operations. Accordingly, the Notice indicates that this matter serves as an additional basis for delisting the Company’s securities from Nasdaq. However, as a result of the financing transaction described below, the Company’s stockholders’ equity is now above $2.5 million, and pending Nasdaq review, believes it exceeds the requirement under the Stockholders’ Equity Rule as of the date of this filing.

The Notice provides that it is formal notification that the Nasdaq Hearings Panel (the “Panel”) will consider this matter in their decision regarding the Company’s continued listing on The Nasdaq Capital Market, and that the Company should present its views with respect to this additional deficiency to the Panel in writing no later than May 30, 2024.

The Notice is in addition to the previously-disclosed prior written notification that the Company received from the Staff on September 28, 2023 notifying the Company that it was not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market (the “Bid Price Rule”).  In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until March 26, 2024, to regain compliance with the Bid Price Rule. On March 27, 2024, the Company received a written notification from the Staff notifying the Company that it had not regained compliance with the Bid Price Rule and was not eligible for a second 180-day compliance period; specifically, the Company did not comply with the $5,000,000 minimum stockholders’ equity initial listing requirement for The Nasdaq Capital Market as of March 26, 2024. Accordingly, the Company timely requested a hearing before the Panel. The hearing request automatically stayed any suspension or delisting action pending the conclusion of the hearings process. On April 18, 2024, the Company received a notice from the Panel indicating that the Panel had determined to grant the Company’s request pursuant to Nasdaq’s expedited review process and that an oral hearing was not necessary in order to grant the Company a temporary exception to regain compliance with the Bid Price Rule. The Company was eligible for consideration for Nasdaq’s expedited review process because it had been determined that the Company had no deficiencies with respect to the Nasdaq listing standards other than with respect to the Bid Price Rule. Accordingly, the Company was granted an exception until July 17, 2024 to regain compliance, subject to compliance with certain terms, including: (i) that, on or before July 1, 2024, the Company must effect a reverse stock split and, thereafter, maintain a $1.00 closing bid price for a minimum of ten consecutive business days; and (ii) that, on or before July 17, 2024, the Company must have demonstrated compliance with the Bid Price Rule, by evidencing a closing bid price of $1.00 or more per share for a minimum of ten consecutive trading sessions. The Panel reserved the right to reconsider the terms of the exception based on any event, condition, or circumstance.

As previously reported in its Current Report on Form 8-K filed with the SEC on May 28, 2024, on May 24, 2024, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an investor (the “Investor”) for the issuance and sale of up to 330 shares of the Company’s newly designated Series A Convertible Preferred Stock, $0.0001 par value per share (“Series A Preferred Stock”), for maximum gross proceeds of $3,000,000. Pursuant to the Purchase Agreement, the Company issued and sold 165 shares of Series A Preferred Stock at a closing on May 24, 2024 for gross proceeds of $1,500,000. As a result of this transaction, the Company’s stockholders’ equity is above $2.5 million and it meets the requirement under the Stockholders’ Equity Rule as of the date of this filing. This matter remains under review by the Staff and the Panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2024	ASSET ENTITIES INC.

/s/ Arshia Sarkhani
	Name:	Arshia Sarkhani
	Title:	Chief Executive Officer and President

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